Exhibit 99.1

Conference Call Transcript

RLI Corp.  — Earnings Conference Call — 3rd Quarter 2012

October 18, 2012   //  10:00 am (CT)

PARTICIPANTS

Corporate Participants

Jonathan E. Michael — Chairman and Chief Executive Officer

Michael J. Stone — President and Chief Operating Officer (RLI Insurance Company)

Aaron H. Jacoby — Vice President, Corporate Development

Thomas L. Brown — Vice President and Chief Financial Officer

Other Participants

Name	Affiliation

Randy Binner	FBR Capital Markets
Arash Soleimani	Stifel, Nicolaus & Co., Inc.
Ray Iardella	Macquarie Capital (USA), Inc.
Mark Dwelle	RBC Capital Markets
John Thomas	William Blair & Company
DeForest Hinman	Walthausen & Co. LLC

RLI CORP.

Moderator: Aaron Jacoby

October 18, 2012

10:00 a.m.  CT

Operator:  Good morning, and welcome, ladies and gentlemen, to the RLI Corp. Third Quarter Earnings Teleconference Call. At this time, I would like to inform you that this conference is being recorded, and that all participants are in a listen-only mode. At the request of the company, we will open the conference up for questions-and-answers after the presentation.

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain risk factors which could cause actual results to differ materially. These risk factors are listed in the company’s various SEC filings including in the Annual Form 10-K which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

RLI management may make reference during the call to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI’s operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized investment gains or losses. RLI’s management believes this measure is useful in gauging core operating performances across reporting periods, but may not be comparable to other companies’ definitions of operating earnings. The Form 8-K contains reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company’s website at www.rlicorp.com.

At the request of the company, we will open the conference up for questions-and-answers and towards following the presentation. I will now turn the conference over to RLI’s Vice President, Corporate Development, Mr. Aaron Jacoby. Please go ahead, sir.

Aaron Jacoby:  Thank you. Good morning to everyone. Welcome to the RLI earnings call for the third quarter of 2012. Joining me on today’s call are Jon Michael, Chairman and CEO; Mike Stone, President and Chief Operating Officer; and Tom Brown, Vice President and Chief Financial Officer. I’m going to give some brief opening comments on the quarter, then turn the call over to Mike to talk about our operations and market conditions. Then we’ll open the call to questions, and Jon will finish up with some closing comments.

From our perspective, there were several things worth highlighting this quarter. An 88 combined ratio, 6% gross premium growth, continued favorable reserve development, and strong growth in book value per share, up 12.5% since year-end, all within the context of still-improving market conditions. Operating income was $1.02, but as usual there were a few items that influenced this quarter that are worth pointing out.

First, we had $18.1 million of favorable development from prior years’ loss reserves. As those of you who have followed RLI for a while know, reserve levels are subject to quarter-by-quarter adjustment based on our actuarial process, and there can be, and oftentimes have been, significant volatility in these levels from quarter-to-quarter.

Second, Hurricane Isaac and other smaller CAT events amounted to $5.6 million, similar to last year’s Hurricane Irene impact. Also of note to some in the quarter, our crop reinsurance book posted a $3.2 million loss on the 2012 crop reinsurance year. This result represents the impact of moving the 2012 multi-peril loss ratio to 110 during the third quarter.

Premium growth was up 6% on a gross basis, with our casualty segment leading the way, up 14%. Although investment income continues to be a challenge for the industry, our portfolio’s total return was admirable not only in the quarter, but also year-to-date where it returned 7.1%. So bottom-line, a $1.02 of operating income on an 88 combined ratio and continued strong growth in book value of 12.5% year-to-date, all-in-all another good quarter.

And with that, I’ll turn the call over to Mike.

Mike Stone:  Thanks, Aaron, and good morning, everybody. I’ll try to provide a little color and talk about the marketplace and what we’re seeing. As Aaron said, a very good quarter, positive underwriting results, 88 combined ratio, 6% gross premium written growth. Casualty growth 14% on an 84 combined ratio is very satisfying and provides reason for an upbeat view. We are cautiously optimistic as we proceed.

Casualty rates up some 5%, more in some lines, particularly commercial umbrella. Economy is showing some signs of life and some geographies are better than others. For example, the Northeast seems to be performing better than the rest of the country, but we’re seeing some life in California and certainly Texas and some in the Southeast. Our GL, our primary liability product, our largest product, saw growth in gross written premium of some 5% year-to-date. Our CBIC products acquired last year are performing well, seeing a little bit of growth there, around 5% as well. Transportation, showing some positive uptick. Gross written premiums up 15% in the quarter and 10% year-to-date. So, I like to talk about the canary; the canary is not dead but it’s starting to look for the oxygen. Good signs for casualty but still fragile, still a surfeit of competition. Casualty feels better than anytime recently; not the halcyon days of the early to mid 2000s, but we’re on the right path.

Property. Crop, Aaron spoke to the results, a 110 loss ratio. We think this represents a one-in-25, one-in-50 year event. So a bump, but we still like the business. It’s diversifying and it’s a good business over time. Our quota share agreement with ProAg renews on 1/1. We hope to renew on comparable terms. Overall property gross written premium was flat, combined ratio of 100, not acceptable, but without CAT and crop, a 90 combined ratio. Seeing positive rate overall, some 3% in the quarter. We’re continuing to re-underwrite our marine business and we’re seeing some improvement, not enough, but directionally it’s positive. And our gross written premium in that product is flat for the quarter. E&S property, our surplus lines property business, overall flat gross written premium year-to-date, but we’re seeing positive rate on the wind, still driven by RMS 11.

We’re through a whole cycle of renewals on RMS 11. So the increases will begin to diminish in that line particularly given the relatively benign cat season certainly hurricane season.

Surety, gross written premium up 8% year-to-date, down 2% for the quarter. The year-to-date number is driven mostly by CBIC. Competition remains fierce in most of the surety products with no less than some three new competitors entering this segment in the quarter. With the economy not growing significantly, there is not enough business to go around. Contract surety that we’ve been managing carefully over the past few quarters with the economy in kind of bit of trouble, we saw our gross written premium down some 9% in the quarter. Current economy demands disciplined underwriting approach, the public sector, construction market, where most bonding occurs continues to be weak. Overall, surety combined ratio of 70. So excellent underwriting performance and a testament to our diversified product mix in this segment, and the positive impact of the acquisition of CBIC in 2011.

Overall, very positive underwriting performance, a testament to our dedicated, experienced underwriting, claim, and support staff. With that, I’ll turn back to Aaron.

Aaron Jacoby:  Thanks, Mike. We can now open the call up for questions.

Operator:  Thank you, sir. The question-and-answer session will begin at this time. [Operator Instructions]. And our first question comes from the site of Randy Binner. Your line is open. Please go ahead.

Randy Binner:  Hi, thank you. I had a question about just on property. I understand the comments on the underlying results still being good, but we were surprised to see, such a high loss related to Hurricane Isaac and I don’t think I mean based on what we are seeing from some of the other carriers that have reported so far, that doesn’t seem to be an issue for them. So I was wondering if there was a kind of some unusual concentrations or unusually high losses associated with that storm, if you could provide color on that and kind of what claim type geographies those might have been in?

Mike Stone:  Yeah, Randy. It’s Mike Stone. We — we’re not as big as some others. We write the surplus lines property, and sometimes we’ll get, I’d say unlucky on some of these storms. We’ll have an unusual number of losses, severe losses. And I think we saw that in this hurricane. I would suspect if you look back over the past six or seven years to the — the hurricane events that you’ve seen, typically we’ve done better than the industry and that doesn’t always obtain. So I don’t think there is anything, there is nothing that we look at as we evaluate just to say there is something we did wrong from an underwriting perspective. It just I think we just got a bit unlucky in the storm where we probably gotten a bit lucky in some prior storms.

Randy Binner:  Okay. And you mean just there was — was it wind, was it kind of like the roof on a commercial business or was there like extra flooding or was there kind of anything that stood out from that perspective?

Mike Stone:  No, I don’t think there is anything unusual, it’s mostly roofs from wind. So, nothing that we could point out that would be particularly interesting or different. It just — we just haven’t had too many buildings in the particular area that got hit.

Randy Binner:  Okay. That’s helpful. And then just one real quick one, I guess I didn’t or maybe I wasn’t listening close enough, whether the canary comment kind of just suggest that the good spot in transportation underwriting might be passing, is that what you meant by that?

Mike Stone:  No, I mean like these guys always laughing at me about the canary, so I have to keep talking about the canary. The canary, when it does, it means something is changing, right. Something is bad. So I do it kind of on a reverse for transportation, it’s something good, if the leader transportation tends to be the leader of a casualty turn. So when transportation is starting to get better, that means that the whole segment is probably going to get a heck a lot better.

Randy Binner:  Okay, good, yeah that’s a better takeaway for my answer, that’s helpful.

Mike Stone:  That’s the analogy as terrible as it is, but if I didn’t mention the canary, these guys wouldn’t talk to me for the rest of the week.

Randy Binner:  Okay, we won’t want that. Okay, thanks for the clarification.

Operator:  And we will move next to the site of Arash Soleimani. Your line is open. Please go ahead.

Arash Soleimani:  Hi, good morning. I just had a couple of quick questions. First was — was the decline in the tax rate this quarter is attributable to the higher allocation to Munis?

Tom Brown:  Yeah, this is Tom Brown. Arash, yeah, that’s correct. We allocated a little higher portion of our portfolio to tax-exempt securities and had a corresponding improvement in the effective rate.

Arash Soleimani:  Okay. And I just want to get just another update this quarter on what you’re seeing in terms of the standard carriers backing out of the specialty space. Is that continuing this quarter, is it accelerating, decelerating, just wanted to get your thoughts on that.

Mike Stone:  Arash, Mike Stone again. I think as you see the markets started to improve, some of that is driven by the standard lines companies spending more time on their standard line business and leaving a bit of the surplus line space. So I think that’s what we’re — we’re seeing that. Is it accelerating? Probably a little bit. It’s certainly not — it’s not a mad rush to the exits.

Arash Soleimani:  Okay. I mean is it fair to say that improvement in exposure units and just economic improvements as well as — I guess serve as a catalysts to sort of boost out a little bit more or are there other factors you think would also be important for that to happen?

Mike Stone:  Well, I think if results get worse, and they don’t seem to be, I saw what Travelers reported this morning and they were sparking about pretty good results and significant rate increases. So that would indicate to me that they’re probably getting a lot of rate in their standard business and are not straying as far as they would have a few quarters back.

Arash Soleimani:  Okay. And I apologize if you’ve mentioned this during your opening comments, but the year-over-year NWP decline in property, what was that from?

Tom Brown:  This is Tom Brown. I think I can answer that. It’s largely mix, slight decline in the crop reinsurance program in 2012 compared to 2011 is probably the driver in that.

Arash Soleimani:  Okay. Thank you so much for your time.

Operator: [Operator Instructions]. We’ll move next to the site of Ray Iardella. Your line is open. Please go ahead.

Ray Iardella:  Thanks and good morning to everyone. Quick question I guess following up on the crop reinsurance. Just — should we expect any incremental impact in fourth quarter from crop reinsurance, just as earned premiums kind of go through that in the fourth quarter?

Tom Brown:  Ray, this is Tom Brown again. Yeah, that’s really hard to predict what’s going to happen in the fourth quarter. With the spring crop, lot of that’s coming out of the fields in the past and as we speak. What I can tell you is last year, the actual written premium went down slightly, very modestly $80,000. I don’t know if I can read too much into that for the upcoming quarter. We get information kind of from the reinsurer from ProAg and react accordingly.

Ray Iardella:  Okay. So I guess the earned premium will be similar to what it was in the fourth quarter of last year. Is that the right way to think about it?

Tom Brown:  Yeah, I don’t have the — I can’t really, I think it’s slightly down because I can’t recall, again what the 2011 quarter was, but earned premiums should be around $8 million to $8.5 million in the fourth quarter.

Ray Iardella:  Okay. Now that’s helpful. And then maybe I know overall in the surety book, there were some payroll development, but any update that you can give on the contract surety book piece of it?

Mike Stone:  Yeah, it’s Mike Stone. Again, as we indicated the contract surety is something that we are watching closely. And things that we thought improved a bit in the quarter. And we think we managed through quite a bit of loss activity in the first half of the year and feel like things are improving, but it’s pretty fragile.

The economy is — is not in a real upswing and the contract surety tends to be hurt, a few quarters or a year or so after, after the economy starts to sink. So we hope we are through it. We feel pretty good about our underwriting and the discipline that we — as we have approach this and we think we work through the claim activity that we encountered in the late last year, and early this year.

Ray Iardella:  Okay, now that’s certainly helpful. And then, I think earlier this week there was another conference call that referenced habitational rates up pretty drastically around the country. Just curious A) are you seeing that as well? And then, there was another comment about the DIC book in California having increased demand. Are you seeing that or are you still kind of cautious on rate adequacy in the DIC book?

Mike Stone:  On your first question on habitational, certainly it needs rate, both on the property side and the casualty side. And we are getting rate, and where we are not getting rate, we are exiting that business. That’s been an underperforming part of both our GL book and our E&S property book over the past several years; and it needs rate.

On DIC, we’re not seeing any increased demand to speak off. We’re basically flat, probably down a little bit of an exposure because rates are down a little bit to flat. So all-in-all we’re comfortable with our DIC book both from a standpoint of exposure and where we are in the marketplace. We’re not — certainly not seeing any increased demand at this point in time.

Ray Iardella:  Okay. Thanks again. I will re-queue.

Operator:  And we’ll move next to the site of Mark Dwelle. Your line is open. Please go ahead.

Mark Dwelle:  Yeah, good morning. A couple of questions. First, circling back around to the crop business, how does it impact your ability to renew that when the government hasn’t passed their Ag bill yet and there is really no way in knowing whether they’ll even get that done before year-end? Is that going to just delay the renewal or does it not have any affect?

Mike Stone:  It’s Mike Stone. It’s — I mean, it’s not really going to have any effect on our renewals. Obviously it’s less impact to reinsurers, but we’ll proceed with the renewal, with being able to manage those terms as we go through that renewal process.

Mark Dwelle:  I guess I’m a little curious how you can set a rate on the renewal if you don’t know what the underlying will be.

Mike Stone:  Well, we would expect an incremental change, nothing great. I mean, it’s not something — we’ve been through this in the past, and I wouldn’t suspect that — it’s a quota share deal. So, it’s going to flow through basically. And we’re not going to change our ceding terms. So all-in-all, it’s going to — it’s going to flow through, and the industry is trying to manage this the best it can.

Mark Dwelle:  Right, okay. Can you comment on some of the — over the last couple of the years you’ve launched some new business lines to design professionals and some of the others. Can you just comment on how those are contributing to premiums at this point? I haven’t heard an update on those in maybe a quarter or two.

Mike Stone:  Yeah, we’re happy with the performance of our new products, certainly design professionals, and we are starting a recreational vehicle, we are starting a security guards, neither of which have provided any premium increase, but all-in-all some $25 million, with CBIC. [  ] 25% in the quarter, yeah. So fairly good impact from new products, including the acquisition.

Mark Dwelle:  Okay. Last question, just kind of a capital management question. I’m sure you expected to hear this. Just how are you thinking in terms of special dividend? You’ve done that the last couple of years; the share buybacks have been a little bit lower this year. Just — I mean, I know you’re not going to give anything upfront, but just curious how you are thinking about it at this stage.

Jon Michael:  We’ll evaluate it, we always evaluate it, Mark. So it’s Jon Michael, by the way. We will continue to evaluate capital management and, as is always the case, if we can’t use the capital, we’ll give it back in one form or the other, either in a special dividend or through buybacks.

Mark Dwelle:  That’s kind of what I thought you’d say, but I felt like I would ask. Thanks, guys. We’ll talk to you soon.

Operator:  We’ll move next to site of John Thomas. Your line is open. Please go ahead. John, your line is open. Please check your mute function or access your handset.

John Thomas:  Hi, everyone. Thanks. How much higher are the crop losses this year compared to last year or a normalized year for the amount of premium you’re writing?

Tom Brown:  This is Tom Brown. Are you referring to the loss ratio on that, John?

John Thomas:  I guess the loss ratio or the actual dollar amount.

Tom Brown:  The loss ratio, as I think Aaron mentioned earlier, is about 110% this year. We would say compared to historic standards, and we’ve been in this program now — this is our third year, approximately 20 percentage points.

John Thomas:  The last two years were 20 percentage points — 20%?

Tom Brown:  I would say, if you — 20 points — this year is 20 points higher than the — I would say the aggregation of the prior two years, correct.

John Thomas: Okay, thanks. And just another question kind of related to excess capital. With the changing business mix, how do you think about how much surplus you need to support your premiums? Are you finding that you need less surplus to support net written premiums or do you need — is your leverage ratio lower than, say, four or five years ago?

Jon Michael:  Jon Michael. I don’t think it’s had that much of an impact on our leverage ratio, just slight. So we haven’t seen any appreciable change in that. Probably seen more change in decreasing — that decreasing primary liability book over that period of time.

John Thomas:  Okay. Thanks.

Operator:  [Operator Instructions]. We’ll move next to the site of DeForest Hinman. Your line is open. Please go ahead.

DeForest Hinman:  Hi, everyone. Can you give us an update on your bond portfolio strategy? You touched the muni bond exposure, but can you kind of give us some color about your reinvestment yields that you are seeing? Where is a good place to put that money to work and where is your portfolio duration sitting at, at this time in time?

Tom Brown:  DeForest, this is Tom Brown speaking. I wish there was a better place to put it. We are in a historic low interest rate environment and it’s hard to predict the future, but we don’t see any movement anytime soon. Having said that, the mix has not changed — let me start at the highest level. The mix between fixed income and equities hasn’t changed substantially. It usually hovers around 80% fixed, 20% equities, and right now, it’s at about 78/22. So pretty consistent with the historic levels.

New money, we have seen a little bit of an increase going into municipal bonds of around 40%. That’s changed the overall mix slightly, but to be real clear, it’s 40% of the money that we have available for reinvestment, but not — the current allocation for the entire portfolio is about 30% munis, 40% corporates etcetera. So we see that new money at a yield of about to 2.4%, duration around four years, our overall duration has moved out slightly to about 4.86. I think at the last call we said it was about 4.65.

DeForest Hinman:  Okay. That’s helpful. And can you kind of update us on the acquisition opportunities and then also your ability to get underwriting teams? And I think in the past, but I could be wrong, you had kind of commented that it was easier to do acquisitions when the market was softer, it was easier to get underwriting teams when the market was softer. Are those opportunities still there as we see some firming in the market? And if they are there, what type of multiples — are the multiples really increasing by quite a bit that would make us not pull the trigger on any type of a deal?

Jon Michael:  Jon Michael here. We continue to see opportunities. We certainly had started a couple this year. We had the acquisition of CBIC last year and we started two new lines we mentioned earlier with RVs and security guards. And we continue to be active looking at different opportunities, and I haven’t seen that slow down. I think I have seen a bit of a pickup in anticipation of a much more firmer market.

DeForest Hinman:  When we think about acquisitions, I guess in the past we’ve historically used cash, but I could be wrong, but with the multiple that the stock trades at, have we ever discussed using the shares as a currency to do a transaction at all?

Tom Brown:  Yeah, that’s a great idea and we certainly have. And we will use shares when that’s the right thing to do. Whether our counterparty wants the shares or wants cash, it depends. So we certainly have a strong cash position and we’ve used that — and we used that for CBIC.

DeForest Hinman:  Okay, thank you.

Operator:  As there are no further questions, I will now turn the conference back to Mr. Jonathan Michael. Please go ahead.

Jon Michael:  Thanks again for joining us. Another good quarter. Combined ratio of 87.7, premium growth 6% during the quarter. We’ve had decent-to-good book value growth of 12.5% year-to-date to book value per share of $42.15. We mentioned on the call that we are seeing slight market improvement across most of our lines of business, and we hope that continues. Our diversified portfolio is helping us through this period and we look forward to talking to you again next quarter and having another good quarter. Thanks again, and we’ll talk to you in the next quarter.

Operator:  Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-888-203-1112 with an ID number of 9496807. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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